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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

The Board of Trustees of
Security Capital Pacific Trust:

  With respect to the accompanying registration statement on Form S-4 of Security Capital Group Incorporated which includes a prospectus related to Security Capital Group Incorporated and a proxy statement related to Security Capital Pacific Trust, we consent to:

    (i) incorporation by reference of our report dated January 29, 1997, except as to Note 13, which is as of March 10, 1997, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1996 and 1995, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule as of December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K of Security Capital Pacific Trust;

    (ii) the incorporation by reference of our audit report dated February 7, 1997 relating to the combined statement of revenues and certain expenses for certain multifamily communities for the year ended December 31, 1995, which report appears in the current report on Form 8-K of Security Capital Pacific Trust dated February 20, 1997;

    (iii) the use of our report included herein dated January 29, 1997, except as to Note 13, which is as of March 10, 1997, relating to the balance sheets of Security Capital Pacific Trust as of December 31, 1996 and 1995, the related statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and the related schedule as of December 31, 1996; and

    (iv) the reference to our firm under the heading "Independent Public Accountants and Experts" in the registration statement.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
April 30, 1997